Industry Canada Industrie Canada

Certificate of Amendment

Canada Business Corporations Act

Certificat de modification

Loi canadienne sur les sociétés par actions

MEDICURE INC.

Corporate name / Dénomination sociale

348636-2

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the *Canada Business Corporations Act* as set out in the attached articles of amendment.

JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l'article 178 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes.

Marcie Girouard

Director / Directeur

2012-11-01

Date of Amendment (YYYY-MM-DD)
Date de modification (AAAA-MM-JJ)

Canada

Industry Canada | Industrie Canada

Form 4
Articles of Amendment
Canada Business Corporations Act (CBCA) (s. 27 or 177)

Formulaire 4
Clauses modificatrices
Loi canadienne sur les sociétés par actions (LCSA) (art. 27 ou 177)

1 Corporate name
Dénomination sociale
MEDICURE INC.

2 Corporation number
Numéro de la société
348636-2

3 The articles are amended as follows
Les statuts sont modifiés de la façon suivante

The corporation amends the description of classes of shares as follows:
La description des catégories d'actions est modifiée comme suit :
See attached schedule / Voir l'annexe ci-jointe

4 Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J'atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
James F. Kinley

James F. Kinley
204-487-7412

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).
Nota : Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d'une amende maximale de 5 000 $ et d'un emprisonnement maximal de six mois, ou de l'une de ces deux peines (paragraphe 250(1) de la LCSA).

Schedule / Annexe

Description of Classes of Shares / Description des catégories d'actions

The Articles of the Corporation are amended as follows:

1. The authorized capital of the Corporation is altered by consolidating all of the issued and outstanding common shares ("Shares") of the Corporation without par value on the basis of one post-consolidation Share for every fifteen (15) pre-consolidation Shares.

2. In the event that the consolidation would otherwise result in the issuance of a fractional share, each fractional share that is at least 0.5 of a Share will be rounded up to the nearest whole Share and each fractional Share that is less than 0.5 of a Share will be rounded down to the nearest whole Share, provided that each registered shareholder shall receive at least one post-consolidation Share.